Exhibit 99.1

TICC ANNOUNCES INVESTMENT ADVISORY FEE WAIVER ARRANGEMENT INTENDED TO BE “BEST-IN-CLASS”

Base Management Fees Reduced from 2.00% to 1.50%, Among Other Provisions

Names Independent Director, Steve Novak, Chairman of the Board

GREENWICH, CT – March 9, 2016 – TICC Capital Corp. (NASDAQ: TICC) (“TICC” or the “Company”) today announced that TICC Management, LLC (“TICC Management”), in consultation with the Special Committee of the Board of Directors, has agreed to a series of ongoing fee waivers with respect to its management fee and income incentive fee. These changes follow a comprehensive process led by the Special Committee of the Board of Directors, including a detailed analysis of best-in-class practices in the industry, conducted with the assistance of its financial advisor, Morgan Stanley & Co. LLC.

Under the terms of the fee waiver, which will take effect on April 1, 2016:

•	The base management fee will be reduced from 2.00% to 1.50%;

•	TICC Management has agreed to forgo the payment of any base management fees on funds received in connection with any capital raises until the funds are invested;

•	The calculation of the Company’s income incentive fee will be revised to include a total return requirement that will limit TICC’s obligation to pay TICC Management an income incentive fee if TICC has generated cumulative net decreases in net assets resulting from operations during the calendar quarter for which such fees are being calculated and the eleven preceding quarters (or if shorter, the number of quarters since April 1, 2016) due to unrealized or realized net losses on investments and even in the event TICC’s net investment income exceeds the minimum return to TICC’s stockholders required to be achieved before TICC Management is entitled to receive an income incentive fee (which minimum return is commonly referred to as the preferred return or the hurdle rate);

•	The income incentive fee will incorporate a “catch-up” provision which will provide that TICC Management will receive 100% of TICC’s net investment income with respect to that portion of such net investment income, if any, that exceeds the preferred return but is less than 2.1875% quarterly (8.75% annualized) and 20% of any net investment income thereafter; and

•	The hurdle rate used to calculate the income incentive fee will change from a variable rate based on the five-year U.S. Treasury note plus 5.00% (with a maximum of 10%) to a fixed rate of 7.00%.

After these changes take effect, under no circumstances will the aggregate fees earned from April 1, 2016 by TICC Management in any quarterly period be higher than those aggregate fees would have been prior to the adoption of these changes.

“We firmly believe that the changes made under the fee waiver have resulted in a fee arrangement that is now best-in-class in the BDC industry, and are intended to more closely align the financial incentives of the manager with the interests of TICC’s stockholders,” said Steve Novak, the Chairman of the Special Committee of TICC's Board of Directors.

The Board also determined to have an independent Chairman of the Board and announced that Steve Novak has been named Chairman of the Board, effective March 1, 2016.

Peter O’Brien, Independent Director of the Board said, “We are pleased to name Steve, an independent director, as Chairman, which we believe is in accordance with good corporate governance practices.”

Mr. Novak has served as an independent director of TICC Capital since 2003. He is Chairman of the Board of Directors and Chief Executive Officer of Quisk, Inc., an early stage mobile payments company, and is the Founder and former Chairman of the Board of Directors of Mederi Therapeutics Inc., a medical device company. Until July 2010, Mr. Novak also served on the Board of Directors of CyberSource Corporation, an Internet based e-payments processing company acquired by Visa in 2010, where he most recently served as the Lead Independent Director and Chairman of the Nominating Committee. A CFA, Mr. Novak previously served as President of Palladio Capital Management, LLC and as the Principal and Managing Member of the General Partner of Palladio Partners, LP, an equities hedge fund, from July 2002 until July 2009. Mr. Novak received a Bachelor of Science degree from Purdue University and an M.B.A. from Harvard University.

This press release only contains a summary of certain terms of the fee waiver letter. For the full terms and conditions of the fee waiver letter, please see the exhibit to the Form 8-K filed by TICC with the Securities and Exchange Commission relating to the fee waiver letter.

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

TICC Contacts

Media:

Brandy Bergman/Meghan Gavigan

Sard Verbinnen & Co

212-687-8080